Exhibit 99.1

PRESS RELEASE

FOR:                          THE MACERICH COMPANY

PRESS CONTACT:                ARTHUR COPPOLA, PRESIDENT AND CHIEF EXECUTIVE
                              OFFICER
                                                OR
                              THOMAS O'HERN, SENIOR VICE PRESIDENT AND
                              CHIEF FINANCIAL OFFICER (310) 349-6911


          THE MACERICH COMPANY DECLARES AN INCREASE IN ITS QUARTERLY
           DIVIDEND; ADOPTS A PREFERRED SHARE PURCHASE RIGHTS PLAN


QUARTERLY DIVIDEND

            SANTA MONICA, CA. (11/11/98) - The Board of Directors of The Macerich Company (NYSE Symbol: MAC) declared a quarterly dividend of $0.485 per share of common stock to stockholders of record on November 24, 1998. This represents a 5.43% increase in the quarterly dividend. Based on yesterday's closing price of $27-3/8, the annualized dividend yield is 7.1%. In addition, Macerich declared a dividend of $0.485 on its Series A Cumulative Preferred Stock and a dividend of $0.485 on its Series B Cumulative Preferred Stock. The dividends are payable on December 7, 1998. Macerich has increased its annual dividend on its common stock each year since becoming a public company in 1994.

ADOPTION OF PREFERRED SHARE PURCHASE RIGHTS PLAN

            The Board of Directors also adopted a Preferred Share Purchase Rights Plan and authorized a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock.

            Art Coppola, President and Chief Executive Officer of Macerich, stated: "The Rights are designed to assure that all of Macerich's stockholders receive fair and equal treatment


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in the event of any proposed takeover of Macerich and to guard against abusive tactics to gain control of the Company without paying all stockholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are part of the Company's general takeover preparedness."

            The Rights are intended to enable all Macerich stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

            The Rights will be exercisable only if a person or group acquires 15% or more of Macerich common stock (with certain exceptions for current holders of the Company's preferred stock) or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle stockholders to buy one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $112.

            If a person or group acquires 15% or more of Macerich's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Macerich common shares having a market value of twice such price. In addition, if Macerich is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person or group will not be entitled to exercise these Rights.

            Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for $0.0001 per Right at the option of the Board of Directors.


                                     -more-
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            The Board of Directors is also authorized to reduce the 15%
thresholds referred to above to not less than 10%.

            The dividend distribution of Rights will be made on November 23, 1998 payable to stockholders of record on that date, and is not taxable to stockholders. The Rights will expire on November 10, 2008.

            The Macerich Company is fully integrated, self-managed and self-administered real estate investment trust and is the sole general partner and 77 percent owner of The Macerich Partnership, L.P., which acquires, leases, manages and redevelops regional malls and community centers throughout the United States. The Company currently owns interests in 41 regional malls and 5 community centers, totaling over 35 million square feet of gross leasable area. Additional information about The Macerich Company can be obtained on the Company's web site at http://www.macerich.com.






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